Exhibit 99.1
For More Information
Investor Contacts:
Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
415-217-7722
Suzanne@blueshirtgroup.com
Barry Zwarenstein
CFO, Senior Vice President
SMART Modular Technologies
510-624-8134
Barry.Zwarenstein@smartm.com
Dr. C.S. Park Resigns as Director for SMART Modular Technologies
NEWARK, CA, June 17, 2010 — SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules and solid state storage products, today announced that Dr. C.S. Park has resigned as a member of the Company’s Board of Directors effective as of July 29, 2010.
“Dr. Park’s business experience, judgment, integrity and strategic thinking played a key role in guiding SMART through the transformation of its business and helping to position the Company for continued progress,” said Ajay Shah, Chairman of the Board of SMART Modular. “I would like to thank Dr. Park for his significant contributions over 6 years, to our Board, our Company and to myself personally,” Mr. Shah said. “I have thoroughly enjoyed working with SMART’s management and board and I wish the Company continuing success in the future,” Dr. Park commented.
About SMART
SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, defense, aerospace and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. SMART also offers high performance, high capacity solid state drives, or SSDs, for enterprise, defense, aerospace, industrial automation, medical, and transportation markets. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.